EXHIBIT 23(a)

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                              CONSENT OF ATTORNEYS


Reference is made to the Registration Statement of CEL-SCI Corporation, whereby the Company proposes to sell up to 5,900,000 shares of common stock issuable upon the exercise of its Series O warrants, Series P warrants, as well as up to 5,900,000 shares of common stock issuable upon the exercise of the Series P warrants. Reference is also made to Exhibit 5 included as part of this Registration Statement relating to the validity of the securities proposed to be sold.

We hereby consent to the use of our opinion concerning the validity of the securities proposed to be issued and sold.



HART & TRINEN

/s/ William T. Hart

February 10, 2012

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